SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
      Proxy Statement Pursuant to Section 14(a) of the Securities Exchange
                                  Act of 1934


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                                -----------


                              Dave & Buster's, Inc.
                              ---------------------
                (Name of Registrant as Specified In Its Charter)

                       Dolphin Limited Partnership I, L.P.
                       -----------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE


                                          For further information, contact:

                                          Arthur B. Crozier/Alan M. Miller
                                          Innisfree M&A Incorporated
                                          212-750-5833

o DOLPHIN CRITICIZES RECENTLY ANNOUNCED GOVERNANCE INITIATIVES OF DAVE & BUSTER'S AS WAY TOO LITTLE, WAY TOO LATE

o     SEEKS DAB SHAREHOLDER LIST AND OTHER DOCUMENTS UNDER MISSOURI LAW

      Stamford, CT -- March 11, 2003.-- Dolphin Limited Partnership I, L.P., the holder of 9.1% of the shares of Dave & Buster's, Inc. (NYSE: DAB) and its single largest shareholder, said today that it viewed the Company's recently announced formation of a nominating and corporate governance committee and designation of a lead director as a tactic to deflect attention from the performance of the board and the Company's management and possibly to dilute the effectiveness of the shareholder franchise at the upcoming annual meeting of shareholders. As announced on March 3, 2003, Dolphin intends to nominate three independent directors for election at the Company's 2003 annual meeting customarily held in June. As previously stated, Dolphin's nominees will run on a platform of maximizing shareholder value and improving corporate governance.

      Dolphin believes that the Company's announcement of the new nominating committee may be a precursor to expanding the number of directors from its current eight members without a shareholder vote. While Dolphin's nominees, if elected, would constitute a minority of the board, the Company's expansion of the board without a shareholder vote would necessarily dilute the voice of the directors whom the shareholders will choose as their representatives at the annual meeting.

      As part of its governance platform, Dolphin advocates the establishment of a lead director for the Company's board. The Company stated that its board named Mark Levy as the new lead director. This is the same director who served as chairman of the Company's Special Committee that conducted the Company's failed sale process. Dolphin believes that, in light of the public record on the performance of the Special Committee, shareholders should judge for themselves whether Mr. Levy is the appropriate choice for this position.

      Separately, Dolphin today sent letters to the Company requesting under Missouri law the Company's shareholder list and the minutes of its board meetings, meetings of the Special Committee and other relevant information.

      A spokesperson for Dolphin commented, "It is curious, to say the least, that the Company's announcement of its new governance initiatives comes only two days after Dolphin's announcement of its intention to run an independent slate of directors at the annual meeting. At

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best, the Company's actions are way too little, way too late. We believe, however, that the Company's announcement may simply be an attempt to manipulate shareholder opinion in response to our proxy solicitation and platform."

      The spokesman continued. "In our letter of March 3, 2003 to the Company, we asked the board not to take any action that would compromise shareholder rights or interfere with the ability of shareholders to exercise their exclusive franchise. Any appointment by the current board of directors not subject to the vote of shareholders at the upcoming annual meeting would be just that. We again admonish the board not to take this or any other action that would compromise the rights of shareholder to elect their governing representatives.

      Dolphin intends to announce its nominees for the upcoming meeting within the time period required by the Company's by-laws. Dolphin believes that these nominees will have the wide range of business experience and the required financial expertise to promote the Dolphin platform for the benefit of all shareholders."

      The following is a list of the names and stockholdings, if any, of persons who may be deemed to be "participants" in Dolphin's solicitation with respect to the shares of the Company: Dolphin beneficially owns 1,209,900 shares of the Company's outstanding common stock. Donald Netter, as Senior Managing Director of Dolphin, may also be deemed to be a participant but does not individually own any common stock of the Company.

      Dolphin intends to disseminate a proxy statement with respect to its solicitation in support of its nomination of directors at the Company's 2003 annual meeting. Shareholders should read this proxy statement if and when it becomes available because it will contain important information. Shareholders will be able to obtain copies of the proxy statement, related materials and other documents filed with the Securities and Exchange Commission's web site at http://www.sec.gov without charge when these documents become available. Shareholders will also be able to obtain copies of that proxy statement and related materials without charge, when available, from Innisfree M&A Incorporated by oral or written request to: 501 Madison Avenue, New York, New York 10022, telephone: 888-750-5833.

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